Exhibit 99.1

NEWS RELEASE

Security Federal Corporation Plans to Participate in a New U.S. Treasury
Program Designed to Assist Underserved Communities

Aiken, South Carolina (April 22, 2022) - In early March 2021, the United States Department of Treasury announced it would invest $9 billion in Community Development Financial Institutions (CDFIs) and Minority Depository Institutions (MDIs) through the Emergency Capital Investment Program (ECIP).  ECIP will provide up to $9 billion in capital directly to depository CDFIs and MDIs to support the provision of loans, grants, and forbearance for small and minority businesses and consumers in low income and underserved communities.

As a qualified CDFI Bank serving communities in South Carolina and Georgia, Security Federal Corporation applied for an allocation of ECIP funds.  On December 14, 2021, Security Federal was included on the Treasury’s list of 186 financial institutions approved to receive ECIP investments.

On April 21, 2022, the Board of Directors of Security Federal Corporation (the “Company”), the holding company of Security Federal Bank (the “Bank”) voted to move forward with an investment from the United States Department of Treasury (“Treasury”) under the Emergency Capital Investment Program (“ECIP”). The Treasury had informed the Company that it is eligible to receive an ECIP investment in an amount up to $82,949,000 in the form of non-dilutive Tier 1 senior perpetual preferred capital.

In connection with the ECIP investment from the Treasury, the Company would be required to fulfill certain conditions established by the Treasury and would be subject to certain restrictions.

Security Federal Bank has eighteen full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Evans and Augusta, Georgia. A full range of range of financial services, including trust and investments, are provided by the Bank, and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

Security Federal Corporation common stock is traded on the Over-the Counter Bulletin Board under the symbol SFDL.

For additional information contact Roy Lindburg, President, at (803) 641-3000.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at www.securityfederalbank.com and on the SEC's website at www.sec.gov.